Filed Pursuant to Rule 433

Registration Statement No. 333-258512

February 21, 2023

PRICING TERM SHEET

5.20% DEBENTURES, SERIES 2023 A

Issuer:	Consolidated Edison Company of New York, Inc. (the “Issuer”)

Anticipated Ratings (Moody’s; S&P; Fitch)*:	Baa1 (Stable); A- (Stable); A- (Stable)

Issue of Securities:	5.20% Debentures, Series 2023 A due 2033

Principal Amount:	$500,000,000

Interest Rate:	5.20% per annum

Interest Payment Dates:	March 1 and September 1 commencing on September 1, 2023

Maturity Date:	March 1, 2033

Benchmark Treasury:	3.50% due February 15, 2033

Benchmark Treasury Price / Yield:	96-08+ / 3.956%

Spread to Benchmark Treasury:	+125 basis points

Yield to Maturity:	5.206%

Public Offering Price:	99.952% of the principal amount

Optional Redemption Provisions:	Make Whole call at any time prior to December 1, 2032 (the “par call date”) at Treasury Rate +20 basis points (calculated to the par call date) Callable on or after December 1, 2032 at par

Pricing Date:	February 21, 2023

Settlement Date:	February 23, 2023 (T+2)

CUSIP/ISIN:	209111 GE7 / US209111GE76

Joint Book-Running Managers:	CIBC World Markets Corp. J.P. Morgan Securities LLC Scotia Capital (USA) Inc. Wells Fargo Securities, LLC U.S. Bancorp Investments, Inc.

Co-Managers:	Loop Capital Markets LLC Samuel A. Ramirez & Company, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling CIBC World Markets Corp. toll-free at (800) 282-0822, J.P. Morgan Securities LLC collect at 1-212-834-4533, Scotia Capital (USA) Inc. toll-free at (800) 372-3930 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.